Exhibit 10.2

Borrower:	Applied Optoelectronics, Inc.
Account Number:	XXXXXX	BB&T	Note Number:	00001
Address:	13139 Jess Pirtle Blvd		Sugar Land	, Texas
	Sugar Land, Texas 77478	PROMISSORY NOTE	Date:	September 28, 2017

APPLIED OPTOELECTRONICS, INC. (whether one or more, the “Borrower”) HEREBY REPRESENTS THAT THE LOAN EVIDENCED BY THIS PROMISSORY NOTE (“Note”) IS BEING OBTAINED FOR BUSINESS/COMMERCIAL OR AGRICULTURAL PURPOSES AND NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES. For value received, Borrower, jointly and severally if more than one, promises to pay to BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (including its successors and assigns, hereinafter referred to as “Bank”), or order, at any of Bank’s offices in the above referenced city (or such other place or places that may be hereafter designated by Bank), the sum of Fifty Million and no/100 Dollars ($50,000,000.00), or such lesser amount outstanding at maturity, in immediately available currency of the United States of America.

[_]	Borrower shall pay a prepayment fee as set forth in the Prepayment Fee Addendum attached to this Note.

Interest shall accrue from the date hereof on the unpaid balance outstanding from time to time at the:

[_]	Fixed rate of % per annum.
[_]	Variable rate of Bank’s Prime Rate plus % per annum to be adjusted as Bank’s Prime Rate changes. If checked here [_], the interest rate will not exceed a(n) [_] fixed [_] average maximum rate of % or a [_]floating maximum rate of the greater of % or Bank’s Prime Rate; and the interest rate will not decrease below a fixed minimum rate of %. If an average maximum rate is specified, a determination of any required reimbursement of interest by Bank will be made: [_] when the Note is repaid in full by Borrower [_] annually beginning on .
[_]	Fixed rate of % per annum through which automatically converts on to a variable rate equal to Bank’s Prime Rate plus % per annum which shall be adjusted as such Prime Rate changes.
[X]	Adjusted LIBOR Rate as more specifically described in the Addendum to Note attached hereto.

Principal and interest are payable as follows:

[X]	Principal (plus any accrued interest not otherwise scheduled herein) is due in full at maturity on September 28, 2020.
[_]	Payable in consecutive installments of [_] Principal [_] Principal and Interest commencing on and continued on the same day of each calendar period thereafter, in equal payments of $ , with one final payment of all remaining principal and accrued interest due on .

[X]	Accrued interest is payable monthly commencing on October 5, 2017, and continuing on the same day of each calendar period thereafter, with one final payment of all remaining interest due on September 28, 2020.
[_]	Bank reserves the right in its sole discretion to adjust the fixed payment due hereunder [monthly/quarterly/annually] on and continuing on the same day of each calendar period thereafter, in order to maintain an amortization period of no more than months from the date of this Note. Borrower understands the payment may increase if interest rates increase.
[X]	This Note evidences a revolving line of credit and advances under this Note, as well as directions for payment from Borrower’s accounts, may be requested orally or in writing by Borrower. Bank may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either (i) advanced in accordance with the instructions of an authorized person or (ii) credited to any of Borrower’s accounts maintained with Bank. Prior to an event of default, Borrower may borrow, repay, and reborrow hereunder pursuant to the terms of the Loan Agreement, if any, as hereinafter defined.
[X]	Borrower hereby authorizes Bank to automatically draft from its demand, deposit, or savings account(s) maintained with Bank or another bank, any payment(s) including late fees and other fees and charges due under this Note on the date(s) due. Borrower shall provide appropriate account number(s) for account(s) at Bank or another bank.

Borrower shall pay to Bank, or order, a late fee in the amount of five percent (5.0%) of any installment past due for ten (10) or more days after written notice is received by Borrower regarding same. When any installment payment is past due for ten (10) or more days, subsequent payments shall first be applied to the past due balance. In addition, Borrower shall pay to Bank a returned payment fee (currently $25.00) if Borrower or any other obligor hereon makes any payment at any time by check or other instrument, or by any electronic means, which is returned to Bank because of nonpayment due to nonsufficient funds. Bank shall not be obligated to accept any check, money order, or other payment instrument marked “payment in full” on any disputed amount due hereunder, and Bank expressly reserves the right to reject all such payment instruments. Borrower agrees that tender of its check or other payment instrument so marked will not satisfy or discharge its obligation under this Note, disputed or otherwise, even if such check or payment instrument is inadvertently processed by Bank unless such payment is in fact sufficient to pay the amount due hereunder.

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All interest shall be computed and charged for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days. In the event periodic accruals of interest shall exceed any periodic fixed payment amount described above, the fixed payment amount shall be immediately increased, or additional supplemental interest payments required on the same periodic basis as specified above (increased fixed payments or supplemental payments to be determined in Bank’s sole discretion), in such amounts and at such times as shall be necessary to pay all accruals of interest for the period and all accruals of unpaid interest from previous periods. Such adjustments to the fixed payment amount or supplemental payments shall remain in effect for so long as any interest accruals shall exceed the original fixed payment amount and shall be further adjusted upward or downward to reflect changes in any variable interest rate based on an index such as Bank’s Prime Rate or the One Month LIBOR; provided that unless elected otherwise above, the fixed payment amount shall not be reduced below the original fixed payment amount. However, Bank shall have the right, in its sole discretion, to lower the fixed payment amount below the original payment amount.

The term “Prime Rate,” if used herein, means the rate of interest per annum announced by Bank from time to time and adopted as its Prime Rate at its executive offices in Winston-Salem, North Carolina. The Prime Rate is one of several rate indexes employed by Bank when extending credit, and not necessarily the lowest rate. Any change in the interest rate resulting from a change in Bank’s Prime Rate shall become effective as of the opening of business on the effective date of the change.

This Note is executed and delivered by Borrower in connection with the following agreements (if any) between Borrower or other parties owning collateral and Bank:

Deed(s) of Trust / Mortgage(s)/Security Deed(s) granted in favor of Bank as beneficiary / grantee / mortgagee:

[_]	dated in the maximum principal amount of $ , executed by
[_]	dated in the maximum principal amount of $ , executed by
Assignment of Leases and Rents granted in favor of Bank as assignee:
[_]	dated , executed by
Security Agreement(s) granting a security interest to Bank:
[X]	dated September 28, 2017, given by Borrower.
[_]	dated , given by
[_]	Securities Account Pledge and Security Agreement dated , executed by .
[_]	Control Agreement(s) dated , 2017, covering [_] Deposit Account(s) [_]Investment Property
[_]Letter of Credit Rights [_] Electronic Chattel Paper
[_]	Assignment of Certificate of Deposit, Security Agreement, and Power of Attorney (for Certificated Certificates of Deposit) dated , executed by .
[_]	Assignment of Deposit Account dated , executed by .
[_]	Assignment of Life Insurance Policy as Collateral dated , executed by .
[X]	Loan Agreement and Schedules, if any, dated September 28, 2017, executed by [X] Borrower and [_] Guarantor(s).
[X]	Trademark Security Agreement dated September 28, 2017, executed by Borrower.
[X]	Patent Security Agreement dated September 28, 2017, executed by Borrower.

All of the terms, conditions and covenants of the above described agreements (the “Agreements”) are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and Bank is entitled to the benefits of and remedies provided in the Agreements and any other related document given by Borrower, any guarantor or any pledgor in favor of Bank. In addition to Bank’s right of setoff and to any liens and security interests granted to Bank in the Agreements, Borrower hereby grants to Bank a security interest in all of its deposit accounts maintained with Bank, which shall serve as collateral for the indebtedness and obligations evidenced by this Note.

Borrower agrees that the only interest charge is the interest actually stated in this Note, and that any loan or origination fee shall be deemed charges rather than interest, which charges are fully earned and non-refundable. It is further agreed that any late charges are not a charge for the use of money but are imposed to compensate Bank for some of the administrative services, costs and losses associated with any delinquency or default under this Note, and such charges shall be fully earned and non-refundable when accrued. All other charges imposed by Bank upon Borrower in connection with this Note and the loan including, without limitation, any commitment fees, loan fees, facility fees, origination fees, discount points, default and late charges, prepayment fees, reasonable attorneys’ fees and reimbursements for costs and expenses paid by Bank to third parties or for damages incurred by Bank are and shall be deemed to be charges made to compensate Bank for underwriting and administrative services and costs, other services, and costs or losses incurred or to be incurred by Bank in connection with this Note and the loan and shall under no circumstances be deemed to be charges for the use of money. All such charges shall be fully earned and non-refundable when due. Time is of the essence of this Note.

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No delay or omission on the part of Bank or other holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or of any other right on any future occasion. Each Borrower regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions, exchanges or releases of collateral by Bank, and to the additions or releases of any other parties or persons primarily or secondarily liable herefor.

Subject to applicable notice periods set forth below, the following shall constitute events of default hereunder: Borrower’s failure to pay any part of the principal or interest when due or to fully perform any covenant or obligation under this Note, the Agreements or on any other liability to Bank by any one or more of Borrower, by any affiliate of Borrower (as defined in 11 USC Section (101)(2)), or by any guarantor of this Note (said affiliate or guarantor herein called “Obligor”); or should any financial statement, representation or warranty made to Bank by any Borrower or any Obligor be found to be incorrect or incomplete in any material respect when made; or should any Borrower fail to furnish information and documentation to Bank sufficient to verify the identity of Borrower as required under the USA Patriot Act; or should Borrower commit an event of a default under any of the Agreements or under any other obligation of any Borrower or of any Obligor, to Bank; or should any Borrower or any Obligor die, terminate its existence, allow the appointment of a receiver for any part of its property, make an assignment for the benefit of creditors; or should a proceeding under bankruptcy or insolvency laws be initiated by or against any Borrower or any Obligor which are not discharged within sixty (60) days; or (a) should any Borrower, any Obligor or any officer or director be indicted for a felony offense under state or federal law (in each case except for any felony described in clause (c)), and such officer or director is not replaced by an officer or director acceptable to Bank within ten (10) days of such indictment, (b) should any Borrower or any Obligor employ an executive officer, manager or general partner, or elect a director, who has been convicted of any such felony offense, or (c) should any Borrower, any Obligor or any officer or director be indicted for or convicted of (i) a felony committed in the conduct of Borrower’s business, or (ii) violating any state or federal law that could lead to forfeiture of any material property of any Borrower or any collateral; or should Bank determine that any Borrower or any Obligor has suffered a material adverse change in its financial condition or business operations; or should there occur an attachment, execution, or other judicial seizure of all or any portion of any Borrower’s or any Obligor’s assets, including an action or proceeding to seize any funds on deposit with Bank, and such seizure is not discharged within 30 days; or should a final judgment for the payment of money be rendered against any Borrower or any Obligor which is not covered by insurance or debt cancellation contract and such final judgment remains undischarged for a period of 30 days unless such judgment or execution thereon is effectively stayed; or should any guarantor terminate any guaranty agreement given in connection with this Note, then any one of the same shall be a material default hereunder and this Note and other debts due Bank by any Borrower shall immediately become due and payable at the option of Bank without notice or demand of any kind, which is hereby waived.

Notwithstanding any provision contained in this Note or any other Agreements to the contrary, in the event of a payment default, Bank’s right to accelerate the indebtedness evidenced by this Note shall be immediate at such time and without notice to Borrower of such event of default. For the avoidance of doubt, in no event shall any notice be required or given for any event of default arising from: any representation, financial statement, report, certificate or other document furnished prior or pursuant to the Agreements which proves to be false or misleading in any material respect when made; should Borrower or any Obligor voluntarily become a debtor under the Bankruptcy Code, become subject to any insolvency proceeding, make an assignment for the benefit of creditors or become subject to any attachment, execution, or judicial seizure of its assets (including any funds on deposit with Bank); any indictment of any Borrower, any Obligor or any manager, executive officer or general partner thereof for any felony offense; any failure to repay this Note at maturity; any commencement of the process of liquidation or dissolution; any proceeding commenced against it seeking the forfeiture of all or any part of the collateral securing this Note or other assets as a result of any criminal activity; the sale, conveyance, transfer or encumbrance of any real property subject to a Deed of Trust granted to Bank or a bulk sale transfer of any personal collateral without the prior consent of Bank; or upon the termination of any guaranty agreement by any guarantor or the death of any guarantor.

Upon an Event of Default, in addition to Bank’s rights set forth above, Bank may, at its option and subject to any applicable notice period (i) cease making advances or disbursements; (ii) advance funds necessary to remedy any default or pay any lien filed against any of the collateral; (iii) take possession of the collateral or any part thereof; (iv) foreclose Bank’s security interest and/or lien on any collateral in accordance with applicable law; (v) make demand upon any or all guarantors; and (vi) exercise any other right or remedy which Bank has under this Note or any related documents or which is otherwise available at law or in equity. All of Bank’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Any election by Bank to pursue any remedy shall not exclude the right to pursue any other remedy unless expressly prohibited by law, and any election by Bank to make expenditures or to take action to perform an obligation of Borrower, or of any Obligor, shall not affect Bank’s right to declare a default and exercise its rights and remedies. In addition, upon default, Bank may pursue its full legal remedies under the Agreements and other remedies at law or equity, and the balance due hereunder may be charged against any obligation of Bank to any party including any Obligor.

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From and after any event of default hereunder, interest shall accrue on the sum of the principal balance then outstanding at the rate of fifteen percent (15.0%) per annum (“Default Rate”) until such principal and interest have been paid in full, provided that such rate shall not exceed at any time the highest rate of interest permitted by the laws of the State of Texas; and further provided that such rate shall apply after judgment. If this Note is placed with an attorney for collection, Borrower agrees to pay, in addition to principal, interest, and late fees, if any, all costs of collection, including but not limited to all reasonable attorneys’ fees incurred by Bank, whether or not there is a lawsuit, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any court costs.

Unless otherwise required under a Loan Agreement, if applicable, and as long as any indebtedness evidenced by this Note remains outstanding or as long as Bank remains obligated to make advances, each Borrower shall furnish annually an updated financial statement in a form satisfactory to Bank, which, when delivered shall be the property of Bank.

All obligations of Borrower shall bind his heirs, executors, administrators, successors, and/or assigns. Use of the masculine pronoun herein shall include the feminine and the neuter, and also the plural. If more than one party shall execute this Note, the term “Borrower” as used herein shall mean all the parties signing this Note and each of them, and all such parties shall be jointly and severally obligated hereunder. Wherever possible, each provision of this Note shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Each Borrower hereby waives all exemptions and homestead laws. The proceeds of the loan evidenced by this Note may be paid to any Borrower. This Note may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument.

From time to time the maturity date of this Note may be extended, or this Note may be renewed in whole or in part, or a new note of different form may be substituted for this Note, or the rate of interest may be modified, or changes may be made in consideration of loan extensions, and Bank may, from time to time, waive or surrender, either in whole or in part any rights, guaranties, security interests or liens, given for the benefit of Bank in connection with the payment and the securing of payment of this Note; but no such occurrence shall in any manner affect, limit, modify, or otherwise impair any rights, guaranties or security of Bank not specifically waived, released, or surrendered in writing, nor shall Borrower or any Obligor be released from liability by reason of the occurrence of any such event. Bank, from time to time, shall have the unlimited right to release any person who might be liable hereunder, and such release shall not affect or discharge the liability of any other person who is or might be liable hereunder. No waivers and modifications shall be valid unless in writing and signed by Bank. Bank may, at its option, charge any reasonable fees for the modification, renewal, extension, or amendment of any of the terms of this Note not prohibited by applicable law. In case of a conflict between the terms of this Note and any Loan Agreement executed in connection herewith, the priority of controlling terms shall be first this Note, then the Loan Agreement. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

Any legal action with respect to the indebtedness evidenced by this Note may be brought in the courts of the State of Texas and County of Harris or in the appropriate United States District Court situated in Texas, and Borrower hereby accepts and unconditionally submits to the jurisdiction of such courts. Borrower hereby waives any objection to the laying of venue based on the grounds of forum non conveniens with respect thereto.

REQUIRED INFORMATION FOR A NEW LOAN. To help the government fight the funding of terrorism and money laundering activities, federal law requires Bank to obtain, verify and record information that identifies each person or entity obtaining a loan including Borrower’s legal name, address, tax identification number, date of birth, driver’s license, organizational documents or other identifying documents. Failure to provide the required information will result in a violation of the U.S. Patriot Act and will constitute a default under this instrument. In addition, no Borrower, any of its affiliates, or any of their respective directors, officers, managers, partners, or any other authorized representatives is named as a “Specially Designated National and Blocked Person”, on the list published by the U.S. Department of the Treasury Office of Foreign Assets Control (OFAC) at its official website.

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UNLESS EXPRESSLY PROHIBITED BY APPLICABLE LAW, BORROWER AND BANK HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS OR CLAIMS ARISING OUT OF THIS NOTE, ANY OF THE LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR OUT OF THE CONDUCT OF THE RELATIONSHIP BETWEEN BORROWER AND BANK, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWER AND BANK AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT BORROWER OR BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BANK AND BORROWER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK TO MAKE THE LOAN AND BORROWER TO ENTER INTO THIS AGREEMENT. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF BANK, NOR BANK’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF BANK, NOR BANK’S COUNSEL, HAS THE AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS PROVISION. BORROWER AND BANK EACH ACKNOWLEDGE THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS PARAGRAPH, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS PARAGRAPH.

(SIGNATURES ON FOLLOWING PAGE)

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BB&T

PROMISSORY NOTE SIGNATURE PAGE

Borrower:	Applied Optoelectronics, Inc.
Account Number:	XXXXXX	Note Number:	00001
Note Amount:	$50,000,000.00	Date:	____________ ___, 2017

IN WITNESS WHEREOF, Borrower, on the day and year first written above, has executed, or caused this Note to be executed by its authorized officer or representative. Borrower acknowledges receipt of a completed copy of this Note.

APPLIED OPTOELECTRONICS, INC.
WITNESS:		Name of Corporation

/s/ Jerry K. Hu	By:	/s/ Stefan Murry
Print Name: Jerry K. Hu	Name:	Stefan Murry
	Title:	Chief Financial Officer

/s/ Jerry K. Hu	By:	/s/ David Kuo
Print Name: Jerry K. Hu	Name:	David Kuo
	Title:	Vice President, General Counsel and Secretary

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